Exhibit 23.2
Consent of Independent Public Accounting Firm
     We consent to the incorporation by reference of our reports dated July 7, 2005 (except as to Note K of the Annual Report on Form 10-K for the year ended May 31, 2005, with respect to which our report is dated as of July 22, 2005), with respect to the consolidated financial statements of RPM International Inc. and the Financial Statement Schedule: in the Annual Report on Form 10-K for the year ending May 31, 2006; and in RPM’s Registration Statements on Forms S-8 (Reg. Nos. 033-32794, 1989 Stock Option Plan; 333-35967 and 333-60104, 1996 Stock Option Plan; 333-101512, Deferred Compensation Plan; 333-101501, 401(k) Trust and Plan and Union 401(k) Retirement Savings Trust and Plan; 333-117581, 2003 Restricted Stock Plan for Directors; and 333-120067, 2004 Omnibus Equity and Incentive Plan).
/s/ Ciulla, Smith & Dale, LLP
Ciulla, Smith & Dale, LLP
Cleveland, Ohio
January 9, 2007